Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FIRST QUARTER FINANCIAL RESULTS

Bedminster, N.J. – April 22, 2026 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the "Company") announces its first quarter 2026 financial results.

This earnings release should be read in conjunction with the Company’s Q1 2026 Investor Update, a copy of which is available on our website at www.peapackprivate.com and via a Current Report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company’s results reflect continued execution of its private banking strategy and strategic expansion throughout the Metropolitan New York region. Investments in talent, geographic expansion, and client relationships continue to strengthen the Company’s deposit franchise, enhance its balance sheet, and support durable long-term earnings growth.

Douglas L. Kennedy, President and CEO stated, “Our first quarter results reflect continued momentum and sustainability in delivering enhanced shareholder value. Core earnings increased for a sixth consecutive quarter, with net income reaching $14.2 million, up 16% over the previous quarter and 86% over the first quarter of 2025.”

For the quarter ended March 31, 2026, the Company reported net income of $14.2 million, or $0.80 per diluted share, compared to $12.2 million, or $0.69 per diluted share, for the quarter ended December 31, 2025.

Mr. Kennedy added, “This performance continues to be driven by steady growth in both loans and deposits. Total loans increased by 12% over the last twelve months to $6.4 billion, while deposits grew 9% to $6.8 billion during the same period reflecting the strength of our client-focused approach and consistent execution across business lines."

During the first quarter the Company also announced a commitment by Strategic Value Bank Partners to purchase up to $50 million of preferred stock. Strategic Value Bank Partners is a well-known, long-term investor primarily focused on the banking sector. The commitment included an initial $30 million private placement of the preferred stock which closed during March 2026 with the ability to issue an additional $20 million through the end of 2027.

Mr. Kennedy noted, “We are very pleased to partner with Strategic Value Bank Partners whose long-term orientation aligns well with our current strategic initiatives. This capital raise provides the flexibility needed to continue to execute on our growth and expansion plan while maintaining capital levels consistent with our long-standing targets. More importantly, it reflects our disciplined approach to capital management with the ultimate goal of delivering top tier returns and value to our entire shareholder base.”

First Quarter Highlights:

•
Net Income: $14.2 million, or $0.80 per diluted share
•
Net Interest Income: $59.9 million, representing the eighth consecutive quarter of growth
•
Net Interest Margin: 3.26%, an increase of 18 basis points compared to the previous quarter and 58 basis points year-over-year
•
Loan Growth: $6.4 billion in total loans, an increase of $686 million year-over-year
•
Deposits: $6.8 billion at March 31, 2026, an increase of $540 million year-over-year
•
Wealth Management: $13.1 billion in assets under management and administration
•
Wealth Management Fee Income: $16.5 million or 20% of total revenue
•
Shareholders' Equity: $699 million at March 31, 2026, an increase of $77 million year-over-year
•
Shareholder Value: Tangible book value per share increased 14% year-over-year to $37.02. See Non-GAAP financial measures reconciliation included in these table. Book value per share increased 13% year-over-year to $39.48

Key Financial Metrics	Q1 2026	Q4 2025	Q1 2025
Net income ($ millions)	$14.2	$12.2	$7.6
Diluted EPS	$0.80	$0.69	$0.43
Net interest income ($ millions)	$59.9	$56.5	$45.5
Net interest margin	3.26%	3.08%	2.68%
Total revenue ($ millions)	$82.5	$78.2	$64.3
Operating expenses ($ millions)	$55.4	$53.5	$49.4
Pre-provision net revenue ($ millions)	$27.1	$24.7	$14.9
Return on average assets (annualized)	0.74%	0.65%	0.43%
Return on average equity (annualized)	8.51%	7.51%	4.98%

Earnings and Operating Leverage

The Company had strong revenue growth of 28% year-over-year, with total revenue of $82.5 million for the first quarter of 2026, compared to $78.2 million for the fourth quarter of 2025 and $64.3 million for the first quarter of 2025. Revenue growth has been primarily attributable to the consistent improvement in net interest income over the last twelve months. The increase in revenue growth translated into higher earnings driving positive operating leverage and improved profitability.

Operating expenses increased at a more moderate pace increasing to $55.4 million for the first quarter of 2026, compared to $53.5 million for the fourth quarter of 2025 and $49.4 million for the first quarter of 2025. The increase during the first quarter was primarily driven by increased health insurance costs and annual merit increases.

Net Interest Income and Margin

Net interest income totaled $59.9 million for the first quarter of 2026, an increase of $3.4 million, or 6%, from the fourth quarter of 2025 and an increase of $14.4 million, or 32%, from the first quarter of 2025. Net interest margin expanded to 3.26% compared to 3.08% in the prior quarter and 2.68% in the prior-year period continuing the upward trend over the past several quarters. This improvement in net interest income and net interest margin was driven primarily by an increase in interest-earning assets coupled with lower costs on average interest-bearing liabilities and continued growth in core deposit relationships. This momentum reflects discipline in our loan pricing and continued improvement in our funding mix.

Loans / Commercial Banking

Total loans increased $184.1 million, or 12% annualized, to $6.4 billion at March 31, 2026, compared to $6.3 billion at December 31, 2025, primarily driven by commercial mortgage and commercial and industrial loan originations during the quarter. Commercial mortgage activity was bolstered by sponsor demand for stabilized assets and refinancing activity. C&I growth was driven by business expansion and capital investment. Total C&I loans and leases at March 31, 2026 were $2.8 billion, or 43% of the total loan portfolio.

Mr. Kennedy noted, “Loan growth during the quarter was driven by our core C&I franchise, including equipment finance, where we continue to see strong demand from well-capitalized middle-market clients. We are scaling our C&I platform while maintaining disciplined underwriting standards and reducing reliance on higher-risk segments, which we believe positions the loan portfolio for durable, risk-adjusted growth. Our Commercial Real Estate lending team also contributed to the growth in the period focusing on clients that bring a complete relationship to Peapack Private.”

Wealth Management

John Babcock, President of the Bank’s Wealth Management Division, stated, “Our Wealth Management business delivered another quarter of solid performance, with wealth management fee income totaling $16.5 million for the first quarter of 2026, compared to $16.1 million for the fourth quarter of 2025 and $15.4 million for the first quarter of 2025 driven by continued client inflows of $227 million, along with disciplined cost management and operating efficiency. We ended the quarter with assets under management and administration remaining stable at $13.1 billion as of March 31, 2026, compared to prior quarter end, despite the market volatility late in the quarter."

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $237.8 million, or 14% annualized, to $6.8 billion at March 31, 2026, from $6.6 billion at December 31, 2025. Noninterest-bearing deposits increased by $115.8 million, which represented 49% of the deposit growth during the quarter and a meaningful portion of total funding, supporting both margin expansion and balance sheet stability.

The Company’s liquidity profile remains strong with a loan-to-deposit ratio of 94%. At March 31, 2026, the Company’s balance sheet liquidity totaled $991 million, or 13% of total assets. The Company maintains additional liquidity resources of approximately $4.0 billion through secured available borrowing facilities with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. The Company's total on and off-balance sheet liquidity totaled $5.0 billion at March 31, 2026, which amounted to 240% of the total uninsured/uncollateralized deposits currently on the Company’s balance sheet. The Company continues to maintain a well-balanced funding base with a high level of operating deposits and no reliance on brokered funding.

In the first quarter of 2026, the Company used its strong liquidity to reposition a portion of the securities portfolio, exiting lower-yielding, longer-duration assets without impacting earnings, and redeploying them into higher-yielding bonds with better structure.

Asset Quality / Provision for Credit Losses

Asset quality continued to improve with nonperforming assets declining for the third consecutive quarter. In the first quarter of 2026, nonperforming assets decreased to $59.3 million, or 0.77% of total assets, compared to $68.2 million, or 0.91% of total assets, at December 31, 2025. The decrease in nonperforming assets during the first quarter of 2026 was largely driven by the liquidation of one commercial loan with a balance of $9.6 million. Loans past due 30 to 89 days and still accruing increased to $47.1 million, or 0.73% of total loans, at March 31, 2026 compared to $26.6 million, or 0.42% of total loans, at December 31, 2025. The increase in past due loans at March 31, 2026 was primarily due to one multifamily relationship with an outstanding balance of $36.2 million.

Mr. Kennedy noted, “Overall credit trends remain favorable and we continue to manage the portfolio proactively and conservatively. We have committed to work through asset quality issues in a deliberate manner with an ultimate goal of preserving capital and maintaining appropriate reserve coverage."

The provision for credit losses totaled $7.3 million for the first quarter of 2026, compared to $7.7 million for the fourth quarter of 2025 and $4.5 million for the March 31, 2025 quarter. The first quarter provision was attributable to loan growth of $184.1 million resulting in a provision of $1.3 million, in addition to changes in specific reserves which required a provision of $6.0 million.

At March 31, 2026, the allowance for credit losses ("ACL") was $67.0 million (1.04% of total loans), compared to $71.0 million (1.14% of total loans) at December 31, 2025. Charge-offs of $11.3 million during the period were associated with the sale of one multifamily loan with a balance totaling $8.3 million and the liquidation of one commercial loan with a balance of $9.6 million. Specific reserves of $5.8 million, related to these charge-offs, had been established in prior periods.

Capital

The Company’s capital position was strengthened during the first quarter of 2026. The Company redeemed $100.0 million of subordinated debt in the first quarter of 2026, which had become less efficient from a capital standpoint, and replaced a portion of it with the issuance of preferred equity. The Company successfully completed a private placement of $30.0 million of 6.00% Series B Non-Cumulative Convertible Preferred Stock in March. The preferred equity enhances the quality of our capital base while maintaining an attractive overall cost and improving financial flexibility.

Tangible book value per share increased 14% to $37.02 per share at March 31, 2026 from $32.56 at March 31, 2025. See Non-GAAP financial measures reconciliation included in these tables. Book value per share increased 13% to $39.48 per share at March 31, 2026 compared to $35.08 at March 31, 2025.

The Company’s and Bank’s regulatory capital ratios as of March 31, 2026 remain strong. The Tier 1 Leverage Ratio at March 31, 2026 was 9.02% for the Bank and 9.24% for the Company, while the Common Equity Tier 1 Ratio was 10.77% for the Bank and 10.55% for the Company. Where applicable, such ratios remain well above regulatory well capitalized standards.

On March 26, 2026, the Company declared a cash dividend of $0.05 per share payable on May 21, 2026 to shareholders of record on May 7, 2026.

Investor Conference Call

Peapack-Gladstone Financial Corporation's CEO Douglas Kennedy will host a conference call with investors and the financial community on April 23, 2026 at 11:00 a.m. (ET) to review first quarter 2026 financial results. The live audio webcast and presentation slides will be available using the following link: https://events.q4inc.com/attendee/461093557. Investor presentation materials will be made available prior to the conference call by going to the Investor Relations page on our Company website at www.peapackprivate.com. A replay will be available under the Events & Presentation section on our Investor Relations website.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $7.7 billion and assets under management and/or administration of $13.1 billion as of March 31, 2026. Founded in 1921, Peapack Private Bank & Trust, a subsidiary of Peapack-Gladstone Financial Corporation, is a commercial bank that offers a client-centric approach to banking, providing high-quality products along with customized and innovative wealth management, investment banking, commercial and retail solutions. The Bank's wealth management division offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Peapack Private Bank & Trust offers an unparalleled commitment to client service. Visit www.peapackprivate.com for more information.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2026 and beyond;
•
our ability to successfully integrate wealth management firm and team acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value of our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
higher than expected increases in our allowance for credit losses;
•
changes in the methodology and assumptions used to calculate the allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans or charge-offs;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
the imposition of tariffs or other domestic or international governmental policies and retaliatory responses;
•
the impact of any federal government shutdown;
•
the failure to maintain current technologies and/or to successfully implement future information technology enhancements;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City and Long Island;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demand for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in New York City rent regulation law;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary and fiscal policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our financial condition, operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2025. Except as may be required by the applicable law or regulation, we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Income Statement Data:
Interest income	$95,049	$93,984	$92,545	$89,651	$86,345
Interest expense	35,153	37,442	41,972	41,361	40,840
Net interest income	59,896	56,542	50,573	48,290	45,505
Wealth management fee income	16,503	16,064	15,798	15,943	15,435
Service charges and fees	1,359	1,317	1,184	1,194	1,112
Capital markets revenue	544	873	901	799	455
Other income	4,191	3,405	2,238	3,515	1,852
Total other income	22,597	21,659	20,121	21,451	18,854

Total revenue	82,493	78,201	70,694	69,741	64,359

Compensation expense	29,782	28,399	28,613	28,232	26,315
Benefits expense	9,583	8,397	8,143	7,829	9,564
Premises and equipment	6,858	7,142	6,676	6,641	6,154
FDIC insurance expense	1,388	1,565	1,345	1,045	855
Professional and legal fees	1,554	1,868	1,972	1,645	1,190
Trust department expense	1,180	1,139	1,111	1,092	1,043
Loan expense	556	905	475	939	433
Advertising	267	329	651	919	154
Other expenses	4,272	3,794	3,311	3,551	3,732
Total operating expenses	55,440	53,538	52,297	51,893	49,440
Pretax income before provision for credit losses	27,053	24,663	18,397	17,848	14,919
Provision for credit losses	7,327	7,671	4,790	6,586	4,471
Income before income taxes	19,726	16,992	13,607	11,262	10,448
Income tax expense	5,573	4,833	3,976	3,321	2,853
Net Income	14,153	12,159	9,631	7,941	7,595
Dividends on preferred stock	—	—	—	—	—
Net income available to common shareholders	$14,153	$12,159	$9,631	$7,941	$7,595

Per Common Share Data:
Earnings per share (basic)	$0.80	$0.69	$0.55	$0.45	$0.43
Earnings per share (diluted)	0.80	0.69	0.54	0.45	0.43
Weighted average number of common shares outstanding:
Basic	17,585,846	17,558,019	17,576,899	17,704,110	17,610,917
Diluted	17,760,678	17,705,355	17,686,979	17,773,237	17,812,222
Performance Ratios:
Return on average assets annualized (ROAA)	0.74%	0.65%	0.53%	0.45%	0.43%
Return on average equity annualized (ROAE)	8.51%	7.51%	6.12%	5.11%	4.98%
Return on average tangible equity annualized (ROATCE) (A)	9.10%	8.06%	6.59%	5.50%	5.37%
Net interest margin (tax-equivalent basis)	3.26%	3.08%	2.81%	2.77%	2.68%
GAAP efficiency ratio (B)	67.21%	68.46%	73.98%	74.41%	76.82%
Operating expenses / average assets annualized	2.92%	2.88%	2.87%	2.92%	2.82%

(A) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
ASSETS
Cash and due from banks	$9,220	$8,712	$8,514	$7,524	$7,885
Interest-earning deposits	244,194	179,108	338,672	308,078	224,032
Total cash and cash equivalents	253,414	187,820	347,186	315,602	231,917
Securities available for sale	710,046	774,203	756,578	767,533	832,030
Securities held to maturity	79,478	95,862	97,414	98,623	100,285
CRA equity security, at fair value	13,375	13,459	13,403	13,278	13,236
FHLB and FRB stock, at cost (A)	14,170	14,605	11,387	11,467	12,311

Residential mortgage	662,949	648,216	649,523	649,703	630,245
Multifamily mortgage	1,824,882	1,862,592	1,796,533	1,794,854	1,775,132
Commercial mortgage	887,712	774,428	689,166	643,520	633,957
Commercial and industrial loans	2,797,352	2,726,379	2,662,661	2,543,092	2,528,235
Consumer loans	210,731	187,360	171,811	140,668	140,443
Home equity lines of credit	58,194	59,306	57,166	52,434	48,301
Other loans	860	342	405	261	359
Total loans	6,442,680	6,258,623	6,027,265	5,824,532	5,756,672
Less: Allowance for credit losses	67,026	71,039	68,642	81,770	75,150
Net loans	6,375,654	6,187,584	5,958,623	5,742,762	5,681,522

Premises and equipment	39,322	39,164	37,756	36,626	31,639
Accrued interest receivable	33,115	31,971	34,120	33,209	31,968
Bank owned life insurance	47,896	47,761	48,381	48,239	48,110
Goodwill and other intangible assets	43,595	43,839	44,111	44,383	44,655
Finance lease right-of-use assets	809	844	879	914	950
Operating lease right-of-use assets	38,079	39,886	37,692	38,291	39,456
Other assets	50,012	49,411	52,112	49,746	52,573
TOTAL ASSETS	$7,698,965	$7,526,409	$7,439,642	$7,200,673	$7,120,652

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,544,515	$1,428,745	$1,323,492	$1,237,864	$1,184,860
Interest-bearing demand deposits	3,533,203	3,448,497	3,509,403	3,483,295	3,450,014
Savings	114,955	105,123	104,524	103,846	107,581
Money market accounts	1,222,405	1,197,995	1,226,506	1,095,665	1,087,959
Certificates of deposit – Retail	411,688	408,219	397,338	440,612	442,369
Certificates of deposit – Listing Service	—	400	899	1,841	3,773
Subtotal “customer” deposits	6,826,766	6,588,979	6,562,162	6,363,123	6,276,556
IB Demand – Brokered	—	—	—	—	10,000
Total deposits	6,826,766	6,588,979	6,562,162	6,363,123	6,286,556
Short-term borrowings	63,830	73,267	—	—	—
Finance lease liability	1,145	1,186	1,227	1,268	1,308
Operating lease liability	41,458	43,294	41,139	41,806	42,948
Subordinated debt, net	—	99,030	98,981	98,933	98,884
Due to brokers	—	—	25,125	—	—
Other liabilities	66,562	62,447	68,458	65,766	69,083
TOTAL LIABILITIES	6,999,761	6,868,203	6,797,092	6,570,896	6,498,779
Shareholders’ equity	699,204	658,206	642,550	629,777	621,873
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$7,698,965	$7,526,409	$7,439,642	$7,200,673	$7,120,652
Assets under management and / or administration at Peapack Private Bank & Trust's Wealth Management Division (market value, not included above-dollars in billions)	$13.1	$13.1	$12.9	$12.3	$11.8

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	59,321	68,243	84,142	114,958	97,170
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$59,321	$68,243	$84,142	$114,958	$97,170

Nonperforming loans to total loans	0.92%	1.09%	1.40%	1.97%	1.69%
Nonperforming assets to total assets	0.77%	0.91%	1.13%	1.60%	1.36%

Performing modifications (A)(B)	$85,835	$95,266	$101,501	$111,962	$63,259

Loans past due 30 through 89 days and still accruing	$47,053	$26,555	$28,817	$15,522	$28,323

Loans subject to special mention	$75,935	$51,027	$56,534	$86,907	$75,248

Classified loans	$90,583	$118,912	$134,982	$145,783	$142,273

Individually evaluated loans	$59,321	$68,243	$84,142	$114,958	$97,170

Allowance for credit losses ("ACL"):
Beginning of quarter	$71,039	$68,642	$81,770	$75,150	$72,992
Provision for credit losses (C)	7,322	7,659	4,871	6,577	4,494
(Charge-offs)/recoveries, net (D)	(11,335)	(5,262)	(17,999)	43	(2,336)
End of quarter	$67,026	$71,039	$68,642	$81,770	$75,150

ACL to nonperforming loans	112.99%	104.10%	81.58%	71.13%	77.34%
ACL to total loans	1.04%	1.14%	1.14%	1.40%	1.31%
Collectively evaluated ACL to total loans (E)	0.94%	0.94%	0.95%	1.06%	1.09%

(A) Amounts reflect modifications that are paying according to modified terms.

(B) Excludes modifications included in nonaccrual loans of $19.6 million at March 31, 2026, $36.0 million at December 31, 2025, $37.6 million at September 30, 2025, $38.1 million at June 30, 2025 and $3.9 million at March 31, 2025.

(C) Excludes provision of $5,000 at March 31, 2026, provision of $12,000 at December 31, 2025, a credit of $81,000 at September 30, 2025, provision of $9,000 at June 30, 2025, and a credit of $23,000 at March 31, 2025 related to off-balance sheet commitments.

(D) Includes charge-offs of $7.8 million related to two commercial and industrial loans and $3.5 million to one multifamily loan for the quarter ended March 31, 2026. Includes charge-offs of $6.3 million related to two multifamily loans for the quarter ended December 31, 2025. Includes charge-offs of $6.7 million related to three multifamily loans and $11.3 million related to one equipment financing relationship for the quarter ended September 30, 2025.

(E) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	March 31,
	2026	2025	2025
Capital Adequacy
Equity to total assets (A)	9.08%	8.75%	8.73%
Tangible equity to tangible assets (B)	8.56%	8.21%	8.16%
Book value per share (C)	$39.48	$37.49	$35.08
Tangible book value per share (D)	$37.02	$34.99	$32.56

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	March 31,		Dec 31,		March 31,
	2026		2025		2025
Regulatory Capital – Holding Company
Tier I leverage	$704,063	9.24%	$660,696	8.87%	$633,456	8.98%
Tier I capital to risk-weighted assets	704,063	11.02	660,696	10.33	633,456	11.19
Common equity tier I capital ratio to risk-weighted assets	674,004	10.55	660,637	10.33	633,450	11.19
Tier I & II capital to risk-weighted assets	771,704	12.08	811,375	12.68	803,173	14.19

Regulatory Capital – Bank
Tier I leverage (E)	$687,120	9.02%	$735,931	9.89%	$708,276	10.05%
Tier I capital to risk-weighted assets (F)	687,120	10.77	735,931	11.52	708,276	12.52
Common equity tier I capital ratio to risk-weighted assets (G)	687,061	10.77	735,872	11.52	708,270	12.52
Tier I & II capital to risk-weighted assets (H)	754,761	11.83	807,580	12.64	779,068	13.77

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($305 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($542 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($446 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($670 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Residential loans retained	$29,376	$18,993	$18,323	$34,990	$25,157
Residential loans sold	4,680	2,544	445	1,712	4,074
Total residential loans	34,056	21,537	18,768	36,702	29,231
Commercial real estate	138,570	130,790	78,825	24,086	47,280
Multifamily	31,825	100,611	47,991	73,350	6,800
Commercial (C&I) loans (A) (B)	274,269	358,468	453,554	200,671	257,282
SBA	11,445	2,666	6,821	7,090	5,928
Wealth lines of credit (A)	5,225	3,925	2,700	2,400	9,900
Total commercial loans	461,334	596,460	589,891	307,597	327,190
Installment loans	30,171	40,428	47,115	8,164	76,941
Home equity lines of credit (A)	6,638	3,929	11,755	5,154	4,805
Total loans closed	$532,199	$662,354	$667,529	$357,617	$438,167

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2026			March 31, 2025
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$934,080	$7,126	3.05%	$1,032,257	$8,213	3.18%

Loans (B) (C):
Mortgages	656,719	7,958	4.85	617,185	6,670	4.32
Commercial mortgages	2,678,193	31,551	4.71	2,384,542	26,179	4.39
Commercial	2,773,733	43,359	6.25	2,432,862	40,104	6.59
Commercial construction	576	9	6.25	—	—	—
Installment	199,070	2,994	6.02	107,506	1,793	6.67
Home equity	55,816	936	6.71	45,949	845	7.36
Other	627	5	3.19	304	5	6.81
Total loans	6,364,734	86,812	5.46	5,588,348	75,596	5.41
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	188,404	1,325	2.81	290,702	2,776	3.82
Total interest-earning assets	7,487,218	95,263	5.09%	6,911,307	86,585	5.01%
Noninterest-earning assets:
Cash and due from banks	8,692			8,380
Allowance for credit losses	(71,767)			(74,413)
Premises and equipment	39,336			29,954
Other assets	139,139			128,754
Total noninterest-earning assets	115,400			92,675
Total assets	$7,602,618			$7,003,982

LIABILITIES:
Interest-bearing deposits:
Checking	$3,713,856	$23,842	2.57%	$3,445,903	$28,078	3.26%
Money markets	1,070,606	6,368	2.38	982,245	6,717	2.74
Savings	111,872	193	0.69	106,073	118	0.44
Certificates of deposit – retail	411,628	3,099	3.01	468,176	4,363	3.73
Subtotal interest-bearing deposits	5,307,962	33,502	2.52	5,002,397	39,276	3.14
Interest-bearing demand – brokered	—	—	—	10,000	100	4.00
Certificates of deposit – brokered	—	—	—	—	—	—
Total interest-bearing deposits	5,307,962	33,502	2.52	5,012,397	39,376	3.14
Borrowings	45,262	432	3.82	1,001.00	11.00	4.54
Capital lease obligation	1,159	12	4.14	1,322	14	4.20
Subordinated debt	66,026	1,207	7.31	126,641	1,439	4.55
Total interest-bearing liabilities	5,420,409	35,153	2.59%	5,141,361	40,840	3.18%
Noninterest-bearing liabilities:
Demand deposits	1,405,577			1,122,191
Accrued expenses and other liabilities	111,095			129,857
Total noninterest-bearing liabilities	1,516,672			1,252,048
Shareholders’ equity	665,537			610,573
Total liabilities and shareholders’ equity	$7,602,618			$7,003,982
Net interest income		$60,110			$45,745
Net interest spread			2.50%			1.83%
Net interest margin (D)			3.26%			2.68%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2026			Dec 31, 2025
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$934,080	$7,126	3.05%	$958,470	$7,426	3.10%

Loans (B) (C):
Mortgages	656,719	7,958	4.85	646,533	7,469	4.62
Commercial mortgages	2,678,193	31,551	4.71	2,521,899	29,727	4.72
Commercial	2,773,733	43,359	6.25	2,674,515	43,089	6.44
Commercial construction	576	9	6.25	252	5	7.94
Installment	199,070	2,994	6.02	181,182	3,122	6.89
Home equity	55,816	936	6.71	57,781	1,040	7.20
Other	627	5	3.19	487	5	4.28
Total loans	6,364,734	86,812	5.46	6,082,649	84,457	5.55
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	188,404	1,325	2.81	272,711	2,330	3.42
Total interest-earning assets	7,487,218	95,263	5.09%	7,313,830	94,213	5.15%
Noninterest-earning assets:
Cash and due from banks	8,692			8,412
Allowance for credit losses	(71,767)			(68,024)
Premises and equipment	39,336			38,252
Other assets	139,139			135,915
Total noninterest-earning assets	115,400			114,555
Total assets	$7,602,618			$7,428,385

LIABILITIES:
Interest-bearing deposits:
Checking	$3,713,856	$23,842	2.57%	$3,647,796	$26,375	2.89%
Money markets	1,070,606	6,368	2.38	1,059,749	6,983	2.64
Savings	111,872	193	0.69	104,033	173	0.67
Certificates of deposit – retail	411,628	3,099	3.01	390,446	2,948	3.02
Subtotal interest-bearing deposits	5,307,962	33,502	2.52	5,202,024	36,479	2.80
Interest-bearing demand – brokered	—	—	—	—	—	—
Certificates of deposit – brokered	—	—	—	—	—	—
Total interest-bearing deposits	5,307,962	33,502	2.52	5,202,024	36,479	2.80
Borrowings	45,262	432	3.82	2,727	27	3.96
Capital lease obligation	1,159	12	4.14	1,201	13	4.33
Subordinated debt	66,026	1,207	7.31	99,004	923	3.73
Total interest-bearing liabilities	5,420,409	35,153	2.59%	5,304,956	37,442	2.82%
Noninterest-bearing liabilities:
Demand deposits	1,405,577			1,359,724
Accrued expenses and other liabilities	111,095			116,060
Total noninterest-bearing liabilities	1,516,672			1,475,784
Shareholders’ equity	665,537			647,645
Total liabilities and shareholders’ equity	$7,602,618			$7,428,385
Net interest income		$60,110			$56,771
Net interest spread			2.50%			2.33%
Net interest margin (D)			3.26%			3.08%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2026	2025	2025	2025	2025
Shareholders’ equity	$699,204	$658,206	$642,550	$629,777	$621,873
Less: Intangible assets, net	43,595	43,839	44,111	44,383	44,655
Tangible equity	$655,609	$614,367	$598,439	$585,394	$577,218

Period end shares outstanding	17,708,327	17,558,019	17,548,471	17,636,264	17,726,251
Tangible book value per share	$37.02	$34.99	$34.10	$33.19	$32.56
Book value per share	39.48	37.49	36.62	35.71	35.08

Tangible Equity to Tangible Assets
Total assets	$7,698,965	$7,526,409	$7,439,642	$7,200,673	$7,120,652
Less: Intangible assets, net	43,595	43,839	44,111	44,383	44,655
Tangible assets	$7,655,370	$7,482,570	$7,395,531	$7,156,290	$7,075,997

Tangible equity to tangible assets	8.56%	8.21%	8.09%	8.18%	8.16%
Equity to assets	9.08%	8.75%	8.64%	8.75%	8.73%

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Return on Average Tangible Equity	2026	2025	2025	2025	2025
Net income	$14,153	$12,159	$9,631	$7,941	$7,595

Average shareholders’ equity	$665,537	$647,645	$629,091	$621,900	$610,573
Less: Average intangible assets, net	43,741	43,982	44,266	44,538	44,815
Average tangible equity	$621,796	$603,663	$584,825	$577,362	$565,758

Return on average tangible common equity	9.10%	8.06%	6.59%	5.50%	5.37%

(Dollars in thousands)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2026	2025	2025	2025	2025
Net interest income	$59,896	$56,542	$50,573	$48,290	$45,505
Total other income	22,597	21,659	20,121	21,451	18,854
Add:
Fair value adjustment for CRA equity security	84	(56)	(125)	(42)	(195)
Less:
Loss on loans held for sale at lower of cost or fair value	—	—	364	—	—
Income from life insurance proceeds	—	(161)	—	—
Loss/(gain) on securities sale, net	81	—	—	(7)	—
Gain on sale of property	—	(318)	—	—	—
Gain on lease termination	—	—	—	(875)	—
Total recurring revenue	82,658	77,666	70,933	68,817	64,164

Operating expenses	55,440	53,538	52,297	51,893	49,440
Total operating expense	55,440	53,538	52,297	51,893	49,440

Efficiency ratio	67.07%	68.93%	73.73%	75.41%	77.05%